Exhibit 26n1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Allstate Life of New York Variable Life Separate Account A ("the Account") on Form N-6 of our report dated March 4, 2016, relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company of New York, and to the use of our report dated April 4, 2016 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of the Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
October 28, 2016